Exhibit 99.1

United to Hold Live Webcast of

Full-Year and Fourth-Quarter 2013 Financial Results

Special Charges Summary for Fourth Quarter 2013

CHICAGO, Jan. 16, 2014 – United Airlines will hold a conference call to discuss full-year and fourth-quarter 2013 financial results on Thursday, Jan. 23 at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Fourth-Quarter Special Charges

The company expects to record special charges of $158 million ($165 million before income taxes) for the fourth quarter of 2013. Details are as follows (in millions):

Three Months Ended Dec. 31, 2013
Severance and benefit costs	$91
Integration-related costs	40
Impairments and other, net	34

Total special charges, before income taxes	165
Income tax benefit	7

Total special charges, net of income taxes	$158

Severance and benefit costs: The company offered a voluntary retirement program for its fleet service, passenger service, storekeeper and pilot workgroups. Approximately 1,200 employees volunteered during the fourth quarter and United recorded approximately $64 million of costs for the programs. The company also offered a voluntary leave of absence program that approximately 1,100 flight attendants accepted, which allows for continued medical coverage during the leave of absence period, resulting in a charge of approximately $12 million. The remaining $15 million of severance and benefit costs is related to involuntary severance programs associated with other workgroups.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, write-off or acceleration of depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

UAL to Hold Live Webcast of Full-Year and Fourth-Quarter 2013 Results / Page 2

Impairments and other, net: The company recorded $34 million of charges related primarily to impairment of its flight equipment held for disposal associated with its 737-300 and 737-500 fleets. The charge also included accruals for future rent associated with early retirement of four leased 757-200 aircraft, adjustments to reserves for certain legal matters, gains on sale of aircraft and simulators and the impairment of the value of the intangible asset associated with a route to Manila.

Income tax benefit: The income tax benefit of $7 million is related to the sale and impairment of certain intangible assets.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. Business Traveler magazine awarded United Best Airline for North American Travel for 2013, and readers of Global Traveler magazine have voted United’s MileagePlus program the Best Frequent-Flyer program for 10 consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. Air Transport World named United as the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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